Exhibit 18.1

March 25, 2008

SAIC, Inc.

10260 Campus Point Drive

San Diego, CA 92121

Dear Sirs/Madams:

We have audited the consolidated financial statements of SAIC, Inc. and subsidiaries as of January 31, 2008 and 2007, and for each of the three years in the period ended January 31, 2008, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our reports thereon dated March 25, 2008, relating to the consolidated financial statements of SAIC, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of new accounting standards relating to share-based payment and defined benefit pension obligations), and the effectiveness of SAIC, Inc.’s internal control over financial reporting. Note 1 to such financial statements contains a description of your change, during the year ended January 31, 2008, in the date for the annual goodwill impairment test for your reporting units. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

San Diego, California